Exhibit 99.1

NEWS
For Immediate Release

GLOBALSTAR ANNOUNCES SECOND QUARTER RESULTS FOR 2011

Key Quarterly Highlights:
•	Globalstar completed $38 million private placement capital raise
•	Company increased total revenue for the quarter to approximately $19 million
•	Globalstar activated more than 19,500 SPOT product family units during the quarter

Post Quarter Highlights:
•	On July 13th the Company successfully launched into orbit six new second-generation satellites

Covington, LA. --  (August 4, 2011) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three-month period ended June 30, 2011.

Major Company Highlights;

•
On June 21st the Company announced it had completed a private placement of notes with select existing institutional investors including Thermo Funding Company LLC, raising initial gross proceeds of $38 million, before deducting fees and other offering expenses. Under the terms of the transaction, Globalstar issued $38 million in principal amount of 5% Convertible Senior Unsecured Notes and warrants to purchase 15.2 million shares of Globalstar common stock. The Company intends to use proceeds of this financing to meet a portion of the Company's short term capital expenditure needs, including procuring and deploying its second-generation constellation and other operating costs.  Investors have the option to invest an additional $12 million by September 15, 2011 under the same principal terms.

•
Globalstar continued to establish its consumer retail market success primarily with the enhanced SPOT Satellite GPS Messenger.  During the three-month period ended June 30, 2011, the Company recorded 19,578 SPOT product family unit activations, the highest number of SPOT product family activations in a quarter since the Company began selling the revolutionary mobile satellite consumer product.

•
Due to the continued growth of the Company’s Simplex data business which includes both commercial M2M and SPOT consumer products solutions, Globalstar recorded total revenue of approximately $19.0 million for the three-month period ended June 30, 2011.

Post Quarter Update:

•
On July 13th Globalstar announced that six new second-generation Globalstar satellites were successfully launched from the Baikonur Cosmodrome in Kazakhstan, using the Soyuz launch vehicle.  The launch is the second of four planned launches of six satellites each that are contracted with launch services provider Arianespace.

“The post-quarter launch of six additional new satellites represents another major milestone achievement for Globalstar, as we continue to deploy our second-generation constellation,” said Jay Monroe, Executive Chairman and CEO of Globalstar, Inc.  “Activating a record number of SPOT units during the quarter continues to demonstrate that we have established our leadership position in the consumer retail MSS marketplace.  Once our launches are complete and all of our new satellites are fully deployed, we anticipate Globalstar will offer the world’s most comprehensive lineup of commercial enterprise and retail consumer MSS products and services in the industry.”

Total Revenue, Adjusted EBITDA Loss and Net Loss for the three-month period ended June 30, 2011 were $19.0 million, $1.2 million and $14.1 million respectively compared to $17.6 million, $0.3 million and $19.3 million for the same three-month period in 2010.   Revenue for the three-month period in 2011 increased due primarily to the increased number of SPOT and Simplex data subscribers and related service revenue and equipment sales. The decreased net loss was primarily due to a change in non-cash items including an increase in derivative gain/loss of approximately $11.9 million offset by an increase in depreciation, amortization and accretion expense of $6.8 million related primarily to the new second-generation satellites coming into service. Globalstar’s consolidated statements of operations and other financial and operating information, for the three-month period ended June 30, 2011, appear later in this press release.

Conference Call Note
The earnings conference call scheduled for today, August 4, 2011 at 5:00 p.m. Eastern Time, will discuss the second-quarter results for 2011 and other matters.

Details are as follows:
Earnings Call:	Dial: 800.573.4754 (US and Canada), 617.224.4325 (International) and participant pass code # 58120236
Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 8:00 p.m. ET on August 4, 2011. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code #36541294

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT Satellite GPS Messenger and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  All SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(985) 335-1505
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as, “Once our launches are complete and all of our new satellites are fully deployed, we anticipate Globalstar will offer the world’s most comprehensive lineup of commercial enterprise and retail consumer MSS products and services in the industry,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to develop and expand its business, its anticipated capital spending (including for future satellite procurements and launches), its ability to manage costs, its ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in its industry on the Company and its competitors, its anticipated future revenues, its anticipated financial resources, its expectations about the future operational performance of its satellites (including their projected operational lives), the expected strength of and growth prospects for the Company’s existing customers and the markets that it serve, commercial acceptance of its new Simplex products, including its SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by the Company or its independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2011	June 30, 2010
Revenues:
Service revenues	$13,377	$12,908
Subscriber equipment sales	5,622	4,714
Total revenue	18,999	17,622
Operating expenses:
Cost of services (exclusive of depreciation, amortization,
and accretion shown separately below)	7,291	6,974
Cost of subscriber equipment sales	3,998	3,537
Reduction in the value of assets	161	-
Marketing, general, and administrative	11,572	10,122
Depreciation, amortization, and accretion	12,795	5,973
Total operating expenses	35,817	26,606
Loss from operations	(16,818)	(8,984)
Other income (expense):
Interest income	2	157
Interest expense, net of amounts capitalized	(1,157)	(1,182)
Derivative gain (loss)	3,861	(8,073)
Other	125	(1,132)
Total other income (expense)	2,831	(10,230)
Loss before income taxes	(13,987)	(19,214)
Income tax expense	81	35
Net loss	$(14,068)	$(19,249)

Loss per common share:
Basic	$(0.05)	$(0.07)
Diluted	(0.05)	(0.07)

Weighted-average shares outstanding
Basic	294,963	282,080
Diluted	294,963	282,080

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2011	June 30, 2010

Net loss	$(14,068)	$(19,249)

Interest and derivative income/(expense)	$(2,706)	$9,098
Income tax expense	81	35
Depreciation, amortization, and accretion	12,795	5,973

EBITDA (1)	$(3,898)	$(4,143)

Reduction in the value of equipment and assets	492	60
Non-cash compensation	832	1,013
Research and development	473	625
Severance	222	179
Other loss/(income)	(125)	1,132
Other one time non-recurring items	810	830

Adjusted EBITDA (2)	$(1,194)	$(304)

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative gains/(losses).  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, reduction in the value of assets, foreign exchange gains/(losses), R&D costs associated with the development of new consumer products, and certain other one-time charges.  Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2011			June 30, 2010

	Service	Equipment	% of Total	Service	Equipment	% of Total
Revenue
Duplex	$5,351	$511	31%	$6,077	$577	38%
SPOT	4,902	2,491	39%	3,759	2,901	38%
Simplex	1,203	2,479	19%	1,112	915	11%
IGO	503	160	4%	357	158	3%
Other	1,418	(19)	7%	1,603	163	10%
	$13,377	$5,622	100%	$12,908	$4,714	100%

Average Subscribers
Duplex			94,515			97,941
SPOT			170,769			118,659
Simplex			128,610			116,288
IGO			48,844			62,389

ARPU (1)
Duplex			$18.87			$20.68
SPOT			9.57			10.56
Simplex			3.12			3.19
IGO			3.43			1.91

(1)  Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per user as so defined may not be similar to average monthly revenue per user as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers